                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                             CHOLESTECH CORPORATION,

                                 WELLCHECK, INC,

                                HEALTH NET, INC.,

                                THOMAS M. CHAUVIN

                                       AND

                                VIKKI L. CHAUVIN


                                JANUARY 21, 2000

                                TABLE OF CONTENTS


                                                                                                       PAGE
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
1.      Definitions.............................................................................         1


2.      Acquisition of Assets by Buyer..........................................................         1

        (a)    Purchase and Sale of Assets......................................................         1
        (b)    Excluded Assets..................................................................         2
        (c)    Assumption of Liabilities........................................................         2
        (d)    Liabilities Not Assumed..........................................................         2
        (e)    Purchase Price...................................................................         4
        (f)    Purchase Price Adjustments.......................................................         4
        (g)    The Closing......................................................................         9
        (h)    Deliveries at the Closing........................................................         9
        (i)    Allocation of Purchase Price.....................................................         9

3.      Representations and Warranties of Seller and Shareholders...............................         9

        (a)    Organization of Seller...........................................................        10
        (b)    Authorization of Transaction.....................................................        10
        (c)    Noncontravention.................................................................        10
        (d)    Brokers' Fees....................................................................        10
        (e)    Title to Assets..................................................................        10
        (f)    Sufficiency of Acquired Assets...................................................        11
        (g)    Subsidiaries.....................................................................        11
        (h)    Financial Statements.............................................................        11
        (i)    Indebtedness; Guarantees.........................................................        11
        (j)    Absence of Changes...............................................................        11
        (k)    Absence of Undisclosed Liabilities...............................................        12
        (l)    Legal and Other Compliance.......................................................        12
        (m)    Taxes............................................................................        13
        (n)    Property, Plant and Equipment....................................................        13
        (o)    Intellectual Property............................................................        13
        (p)    Contracts........................................................................        13
        (q)    Powers of Attorney...............................................................        14
        (r)    Litigation.......................................................................        14
        (s)    Employees........................................................................        15
        (t)    Employee Benefits................................................................        15
        (u)    Insolvency.......................................................................        16
        (v)    Subcontractors, Customers, Suppliers.............................................        16
        (w)    Consents.........................................................................        16
        (x)    Permits..........................................................................        16
        (y)    Interested Party Transactions....................................................        16
        (z)    Accounts Receivable..............................................................        17


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                                TABLE OF CONTENTS
                                  (CONTINUED)


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
        (aa)   Environmental Matters............................................................        17
        (bb)   Insurance........................................................................        17
        (cc)   Disclosure.......................................................................        18
        (dd)   Share Acquisition Entirely for Own Account.......................................        18
        (ee)   Reliance Upon Seller's and the Shareholders' Representations.....................        18
        (ff)   Receipt of Information...........................................................        18
        (gg)   Investment Experience............................................................        18
        (hh)   Restricted Securities............................................................        19

4.      Representations and Warranties of Buyer.................................................        19

        (a)    Organization of Buyer............................................................        20
        (b)    Authority for Agreement..........................................................        20
        (c)    Noncontravention.................................................................        20
        (d)    Brokers' Fees....................................................................        20
        (e)    Consents.........................................................................        20
        (f)    Shares of Common Stock...........................................................        20

5.      Covenants...............................................................................        20

        (a)    General..........................................................................        21
        (b)    Notices and Consents.............................................................        21
        (c)    Preservation of Business.........................................................        21
        (d)    Conduct of Business..............................................................        21
        (e)    Full Access......................................................................        21
        (f)    Notice of Developments...........................................................        21
        (g)    Exclusivity......................................................................        22
        (h)    Employee Matters.................................................................        22
        (i)    Transfer Taxes...................................................................        22
        (j)    Payment of Trade and Other Creditors.............................................        23
        (k)    Bulk Sales Compliance............................................................        23

6.      Conditions to Obligation to Close.......................................................        23

        (a)    Conditions to Obligation of Buyer................................................        23
        (b)    Conditions to Obligation of Seller...............................................        24

7.      Indemnification.........................................................................        25

        (a)    Survival of Representations, Etc.................................................        25
        (b)    Indemnification of Buyer.........................................................        26
        (c)    Indemnification of Seller and Shareholders.......................................        26
        (d)    Maximum Liability................................................................        27
        (e)    Offset Against the Note..........................................................        27


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                                TABLE OF CONTENTS
                                   (CONTINUED)


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
8.      Resolution of Conflicts: Arbitration....................................................        28


9.      Confidentiality.........................................................................        28


10.     Termination.............................................................................        29

        (a)    Termination of Agreement.........................................................        29
        (b)    Effect of Termination............................................................        29

11.     Miscellaneous...........................................................................        29

        (a)    Press Releases and Public Announcements..........................................        29
        (b)    No Third Party Beneficiaries.....................................................        29
        (c)    Entire Agreement.................................................................        30
        (d)    Succession and Assignment........................................................        30
        (e)    Counterparts.....................................................................        30
        (f)    Headings.........................................................................        30
        (g)    Notices..........................................................................        30
        (h)    Governing Law....................................................................        31
        (i)    Amendments and Waivers...........................................................        31
        (j)    Severability.....................................................................        32
        (k)    Expenses.........................................................................        32
        (l)    Incorporation of Exhibits and Schedules..........................................        32
        (m)    Specific Performance.............................................................        32


A    -    Definitions
B-1  -    Assignment and Assumption Agreement
B-2  -    Bill of Sale and General Assignment of Assets
C    -    Allocation of Purchase Price
D    -    Financial Statements
E         List of Employees to Be Hired
F    -    Form of Key Employee Employment Agreement
G         Form of Non-Competition Agreement
H         Form of Lease
I         Form of Escrow Agreement
J         [Reserved]
K         Form of Note
L         Procedures for Indemnification


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                    SCHEDULES


                                                                          PAGE
                                                                          ----

Schedule 2(a)(i)         Cash, Claims, Deposits, Etc.
Schedule 2(a)(iii)  -    Contracts
Schedule 2(a)(v)    -    Intellectual Property
Schedule 2b         -    Excluded Assets
Disclosure Letter   -    Exceptions to Representations and Warranties

                            ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement (the "Agreement") is entered into on January 21, 2000 by and among Cholestech Corporation, a California corporation("Parent"), WellCheck Inc. , a California corporation and wholly-owned subsidiary of Parent ("Buyer"), Health Net, Inc., a Louisiana corporation ("Seller") and Thomas M. Chauvin and Vikki L. Chauvin (together, the "Shareholders" and each a "Shareholder"). Parent, Buyer, Seller and Shareholders are referred to collectively herein as the "Parties."

        This Agreement contemplates a transaction in which Buyer will purchase and the Seller and Shareholders will sell certain of the assets of Seller in consideration of the Purchase Price (as hereinafter defined) and Buyer's assumption of certain of the liabilities.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

        1. Definitions.

        The capitalized terms used throughout this Agreement shall have the meaning attributed to them in Exhibit A.

        2. Acquisition of Assets by Buyer.

               (a) Purchase and Sale of Assets. Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Lien or Security Interest, all of Seller's right, title and interest in and to all Seller Assets wherever situated, as of the Closing Date including without limitation the following properties and assets, except to the extent that any such properties and assets form a part of the Excluded Assets as provided in
Section 2(b) (collectively, the "Acquired Assets"):

                      (i) All customer, distribution, supplier and mailing lists of Seller relating to the Business;

                      (ii) All cash, bank accounts, accounts receivable, orders for Services and all claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to the Seller Assets or the Business, including without limitation those listed on
Schedule 2(a)(i);

                      (iii) All contracts, instruments or other agreements relating to Seller Assets or the Business listed on Schedule 2(a)(iii) (the "Contracts"), all contracts or orders for supplies, components, parts, goods, promotional material, services or other items used in connection with the Business or relating to Seller Assets, but only to the extent such contracts or orders are described in summary form in Schedule 2(a)(iii) and, all warranty rights and claims against third parties relating to or arising under any of the Seller Assets;

                      (iv) All licenses (other than Intellectual Property), permits, orders, registrations, certificates, variances, approvals and franchises primarily pertaining to or used primarily in connection with Seller Assets or the Business or any pending applications relating to any of the foregoing, including without limitation all governmental permits, licenses, authorizations, approvals and consents (the "Permits");

                      (v) All Intellectual Property, goodwill associated therewith and with the Business, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of interest therein, including without limitation the Intellectual Property described in Schedule 2(a)(v) hereto; and

                      (vi) All business and financial records, books, ledgers, files, plans, documents, lists, drawings, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records exclusively relating to the Seller Assets, whether written or electronically stored or otherwise recorded.

                      (vii) All equipment, inventory, vehicles, fixed assets and other tangible assets used in the Business, wherever located, including leasehold improvements to facilities subject to leases included among the Contracts, to the extent such leasehold improvements are owned by the Seller.

               (b) Excluded Assets. There shall be no Seller Assets excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder except as set forth on Schedule 2(b) which assets, to the extent in existence on the Closing Date, shall be retained by Seller (collectively, the "Excluded Assets").

               (c) Assumption of Liabilities. On the terms and subject to the conditions set forth herein and subject to Section 2(d) hereof, from and after the Closing, Buyer will assume and satisfy or perform when due only the Liabilities and obligations under the Contracts listed in Schedule 2(a)(iii) (the "Assumed Liabilities").

               (d) Liabilities Not Assumed. Except as expressly set forth in this Agreement, neither Buyer nor Parent will assume or perform any Liabilities or obligations not specifically contemplated by Section 2(c) hereof nor any of the following Liabilities and obligations:

                      (i) Any Liabilities arising from accounts payable of Seller;

                      (ii) Any indebtedness of Seller for money borrowed or for the deferred purchase price of property or services or capital lease obligations;

                      (iii) Any Liability or obligation of Seller for Taxes of Seller or any Person for any taxable period and any Liability or obligation for Taxes attributable to the Acquired Assets for all periods (or portions thereof) ending on or prior to the Closing Date.

                      (iv) Any Liability of Seller for the unpaid Taxes of any Person prior to the Closing Date or as a consequence of the Closing (except as specifically provided in Section 5(i)), including Taxes imposed on Seller as a transferee or successor, by contract or otherwise;

                      (v) Any Liability or obligation of Seller as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time caused by or resulting from any action that occurred or condition that existed prior to the Closing Date and in respect of anything done, suffered to be done or omitted to be done by Seller or any of its directors, officers, employees or agents, including without limitation any Liability arising from negligent performance of the Services;

                      (vi) Any Liability of Seller or any Shareholder for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

                      (vii) Any Liability or obligation of Seller or any Shareholder under this Agreement or incurred in connection with the making or performance of this Agreement;

                      (viii) Any Liability or obligation of Seller arising out of any Employee Benefit Plan (including without limitation the Seller's Simple-IRA retirement plan) established or maintained by Seller for the benefit of past or present employees of Seller, or to which Seller contributes, or any Liability on the termination of any such plan;

                      (ix) Any Liability or obligation of Seller for making payments or providing benefits of any kind to their employees or former employees, including, without limitation, (A) as a result of the sale of the Acquired Assets or as a result of the termination by Seller of any Employee or decision by Buyer not to hire any such Employee, (B) any obligation to provide current or former employees of Seller (including individuals who become former Employees by reason of the consummation of the transactions contemplated by this Agreement) COBRA continuation coverage or continuation coverage under any other comparable law (state or federal), (C) any Liability or obligation in respect of medical and other benefits for existing and future retirees of Seller and for claims made after Closing in respect of costs and expenses incurred prior to Closing, (D) any Liability or obligation in respect of work-related employee injuries or worker's compensation claims by Employees or former Employees of Seller, and (E) any Liability or obligation in respect of employee bonuses payable to current or former employees of Seller, and (D) any Liability or obligation in respect of any severance payment or any other benefit due to Employees of Seller who do not become Employees of Buyer or Parent;

                      (x) Any Liability pertaining to Seller or its businesses and arising out of or resulting from noncompliance prior to the Closing Date with any laws, statutes, ordinances, rules, regulations, orders, determinations, judgments or directives, whether legislatively, judicially or administratively promulgated; and

                      (xi) Any Liability or obligation of Seller under any licenses, contracts or agreements not listed on Schedule 2(a)(iii).

               (e) Purchase Price. At the Closing, subject to Section 2(f) and 2(g) below, Buyer agrees to pay Seller the amount of $3,000,000 (the "Initial Purchase Price"), payable as follows:

                      (i) $2,200,000 (the "Cash Purchase Price") in cash payable by check or by wire transfer upon such wire instructions delivered by Seller to Buyer three business days prior to the Closing;

                      (ii) $500,000 (the "Note Purchase Price") in a promissory
note in the form attached hereto as Exhibit L (the "Note"), payable in a single payment due on the Adjustment Payment Date, subject to the provisions of Section 7(e) hereof;

                      (iii) $300,000 (the "Stock Purchase Price") in Parent's Common Stock (the "Parent Shares"), to be satisfied by Buyer's issuance to Seller of 51,010 duly authorized, fully paid and nonassessable shares of Parent's Common Stock; and

In addition, Buyer shall, at the Closing, grant to Seller the contingent right to receive up to an additional $1,000,000 (the "Earnout Purchase Price") as provided and subject to the conditions in Section 2(g). The sum of the Initial Purchase Price and the Earnout Purchase Price are referred to as the "Purchase Price."

               (f) Purchase Price Adjustments.

                      (i) Earnings and Balance Sheet Audit. Within seventeen
(17) days of the Closing Date Seller will provide to Parent any information required by Parent's outside accounting firm in order to perform the audit described in this Section 2(f)(i). Within thirty five (35) days following the Closing Date, Buyer will cause to be prepared and delivered to Seller and the Shareholders an audited income statement of Seller (the "Audited Income Statement") for the twelve (12) month period ended December 31, 1999 (the "Audit Period") and an audited balance sheet of the Seller as of the Closing Date (the "Audited Balance Sheet ").

                      (ii) Seller Review of Audited Income Statement and Audited Balance Sheet. Seller shall have fourteen (14) days following the delivery of the Audited Income Statement and Audited Balance Sheet to review the Audited Income Statement and Audited Balance Sheet and to give Buyer written notice of a Seller dispute with respect to the Audited Income Statement and Audited Balance Sheet (an "Adjustment Dispute Notice"); provided, that for an Adjustment Dispute Notice to be valid, it must state with specificity the deficiencies asserted by Seller with respect to the Audited Income Statement and Audited Balance Sheet (including the line item amounts in such financial statements asserted by Seller to be incorrect, and the alternative numbers that Seller asserts are correct). Any dispute as to the Audited Income Statement and Audited Balance Sheet shall be subject to the dispute resolution provisions of Section 8. The fees of any arbitration under this Section 2(f)(ii) shall be borne by the party whose asserted position with respect to disputed amounts in the Audited Income Statement and Audited Balance Sheet most deviates (in the aggregate) from that determined by the arbitration. If Seller does not deliver to Buyer a valid Audit Dispute Notice on or prior to the 14th day following Buyer's delivery of the Audited Income Statement and Audited Balance Sheet to Seller, the Audited Income Statement and Audited Balance Sheet delivered by Buyer shall be binding upon the Parties in calculating the adjustments provided for in Sections 2(f)(iii) and 2(f)(iv). The Audited Income Statement and Audited Balance Sheet, as revised by the dispute resolution process described in this Section 2(f)(ii) shall be binding upon the Parties in calculating the adjustments provided for in Sections 2(f)(iii) and 2(f)(iv). The binding Audited Balance Sheet and Audited Income Statement are referred to herein as the "Final Audited Income Statement" and the "Final Audited Balance Sheet", respectively.

                      (iii) Operating Earnings Adjustment. The Purchase Price shall be reduced by an amount equal to the product of (A) the amount by which the Adjusted Audited Earnings are less than $486,500, times (B) six (the "Earnings Adjustment"); provided that no adjustment shall be made if the Adjusted Audited Earnings equal or exceed $486,500.

                      (iv) Balance Sheet Adjustment. The Purchase Price shall be reduced by an amount equal to the amount by which the value of Tangible Net Assets (the "Tangible Net Assets Value") as reflected in the Final Audited Balance Sheet is less than $450,000 (the "Balance Sheet Adjustment"); provided that no adjustment shall be made if the Tangible Net Assets Value equals or exceeds $450,000.

                      (v) Adjustment Certificate. Buyer will prepare a certificate (the "Adjustment Certificate") setting forth the Audited Earnings, Earnings Adjustment, Tangible Net Assets Value and the Balance Sheet Adjustment. The Final Audited Income Statement and the Final Audited Balance Sheet shall be attached as exhibits to the Adjustment Certificate. The Balance Sheet Adjustment and Earnings Adjustment stated in the Adjustment Certificate shall be binding upon the Seller and Shareholders.

                      (vi) Obligation to Pay Adjustment; Method of Satisfaction. The Seller and the Shareholders shall pay to the Buyer the sum of the Earnings Adjustment and the Balance Sheet Adjustment (the "Purchase Price Adjustment"). Such obligation of the Seller and the Shareholders shall be joint and several. The Seller's and the Shareholders' obligation to pay the Purchase Price Adjustment shall first be satisfied by offsetting such amount against any amount then owed by Buyer to Seller under the Note. Subject to Section 7(e), any remaining unsatisfied portion of the Purchase Price Adjustment after offset against the Note shall be paid by the Seller and the Shareholders in cash, by certified check or wire transfer within ten business days following delivery of the Adjustment Certificate (the "Adjustment Payment Date").

               (g) Earnout Payment.

                      (i) Earnout Audit. Within 90 days following December 29, 2000, Buyer will cause to be completed by Parent's outside accounting firm an audit/SAS 71 interim financial review of revenues of Buyer for the period beginning February 1, 2000 and ending on December 29, 2000 (the "Earnout Period"). Buyer shall compute "Earnout Performance" based on revenues identified by the audit/SAS 71 interim financial review for the Earnout Period in accordance with the following formula: (X) add to revenues identified by the audit/SAS 71 interim financial review any additional net payments from customers not included in revenues (Y) multiply the resulting sum by 1.091, (Z) subtract from such product, the lesser of (A) the aggregate revenues generated by Later Acquired Assets between the first day of the month following Buyer's acquisition of such Later Acquired Assets and the end of the Earnout Period, or (B) the aggregate revenues generated by such Later Acquired Assets in the corresponding period (corresponding to the period described in Section 2(g)(i)(A)) of the twelve (12) month period ended December 31, 1999 (as so adjusted, the "Earnout Performance"). Buyer shall prepare and deliver to Sellers a certificate (the "Earnout Certificate") stating such revenues and adjustments.

                      (ii) Seller shall have thirty (30) days following the delivery of the Earnout Certificate to review the Earnout Certificate and to give Buyer written notice of a Seller dispute as to Buyer's asserted Earnout Performance (an "Earnout Dispute Notice"); provided, that for an Earnout Dispute Notice to be valid, it must state with specificity the deficiencies asserted by Seller with respect to Buyer's asserted Earnout Performance (including the amount asserted by Seller to be correct (the "Seller Asserted Earnout Performance")). Any dispute as to the Earnout Certificate shall be subject to the dispute resolution provisions of Section 8. The fees of any arbitration under this Section 2(g)(ii) shall be borne by the party whose asserted Earnout Performance most deviates from that determined by the dispute resolution process. If Seller does not deliver to Buyer a valid Earnout Dispute Notice on or prior to the 30th day following Buyer's delivery of the Earnout Certificate to Seller, Buyer's asserted Earnout Performance in the Earnout Certificate shall be binding upon the Parties in calculating the amount of the Earnout Payment pursuant to Section 2(g)(iii). The Earnout Performance as determined by the dispute resolution process described in this Section 2(g)(ii) shall be binding upon the Parties in calculating the amount of the Earnout Payment pursuant to
Section 2(g)(iii). The binding Earnout Performance are referred to herein as the "Final Earnout Performance."

                      (iii) Contingent Payment. Subject to the provisions of
Section 2(h) and Section 7(e) hereof, in the event that Final Earnout Performance of Buyer is greater than revenues for the twelve-month period ended December 31, 1999 as reported in the Final Audited Income Statement adjusted by adding any additional net payments from customers not included in revenues reported in the Audited Income Statement for the Audit Period (as so adjusted, the "Base Year Performance"), Seller shall be entitled to receive from Buyer a payment in an amount equal to the lesser of (A) $1,000,000, or (B) the amount determined by multiplying (1) $1,000,000 by (2) the ratio determined by dividing
(X) the Final Earnout Performance less Base Year Performance by (Y) $5,579,383 less Base Year Performance (the amount determined by the foregoing formula, the "Earnout Payment").

                      (iv) Escrow. At the Closing, Buyer shall deposit in an interest bearing escrow account (the "Escrow Account") with NorWest Bank Minnesota, N.A. (the "Escrow Agent") $1,000,000 (the "Escrow Amount"), in accordance with the Escrow Agreement substantially in the form attached hereto as Exhibit I (the "Escrow Agreement"). The costs of the Escrow Account shall be paid by the Shareholders at the Closing.

                      (v) Payment of Undisputed Portion of Contingent Payment. In the event that there is a dispute regarding the Earnout Performance (by delivery of a valid Earnout Dispute Notice in accordance with Section 2(g)(ii)), the Earnout Payment shall be calculated using the Seller Asserted Earnout Performance (such Earnout Payment, the "Undisputed Earnout Payment"), and Buyer shall be obligated to pay the Undisputed Earnout Payment. After resolution of the dispute procedure described in Section 2(g)(ii), if the Earnout Payment calculated using the Earnout Performance determined by such dispute resolution process is greater than the Undisputed Earnout Payment, then Buyer shall be obligated to pay such difference to Seller (the "Adjusted Earnout Payment Amount").

               (h) Escrow and Earnout Procedures.

                      (i) If no Earnout Dispute Notice is received by Buyer prior to the 30th day following Buyer's delivery of the Earnout Certificate to Seller, as soon as practicable after such 30th day (such date, the "Earnout Payment Date"), the Buyer shall deliver to Seller and the Escrow Agent a certificate, signed by Buyer's and Parent's chief financial officer (the "Buyer Escrow Instruction Certificate"), ordering the Escrow Agent to pay to Seller the Earnout Payment, plus a pro rata portion of the interest that has accrued in the Escrow Account based on the portion of the $1,000,000 maximum possible Earnout Payment that is being made (the "Pro Rata Portion of Interest"), and, pursuant to Section 7(e), less any unsatisfied portion of the Purchase Price Adjustment and less any amount necessary to satisfy any unsatisfied claims by Buyer Indemnities . If an Earnout Dispute Notice is delivered prior to the 30th day following delivery of the Earnout Certificate to Seller, (A) Buyer shall deliver a Buyer Escrow Instruction Certificate ordering the Escrow Agent to pay to Seller the Undisputed Earnout Payment, plus the Pro Rata Portion of Interest, and, pursuant to Section 7(e), less any unsatisfied portion of the Purchase Price Adjustment and less any amount necessary to satisfy any unsatisfied claims by Buyer Indemnities, and (B) as soon as practicable following the conclusion of the dispute resolution process set forth in Section 2(g)(ii) and Section 8, if there is an Adjusted Earnout Payment Amount, Buyer shall deliver a Buyer Escrow Instruction Certificate ordering the Escrow Agent to pay to Seller the Adjusted Earnout Payment Amount, plus the Pro Rata Portion of Interest, and, pursuant to
Section 7(e), less any unsatisfied portion of the Purchase Price Adjustment and less any amount necessary to satisfy any unsatisfied claims by Buyer Indemnities.

                      (ii) If Seller objects to the amounts stated in a Buyer Escrow Instruction Certificate, it shall give written notice to Buyer and Escrow Agent (the "Seller Escrow Dispute Notice") within thirty (30) days following receipt of Buyer Escrow Instruction Certificate, advising Buyer and Escrow Agent that Seller does not consent to the delivery of any of the Escrow Amount


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
out of escrow pursuant to the Buyer Escrow Instruction Certificate. If no such Seller Escrow Dispute Notice is timely received from Seller by Buyer and Escrow Agent, pursuant to the provisions of the Escrow Agreement, Escrow Agent shall, within five (5) business days after the expiration of the above-referenced thirty (30) day notice period, deliver to Seller out of escrow the amount stated in the Buyer Escrow Instruction Certificate.

                      (iii) If Seller advises Buyer and Escrow Agent (by delivery of a Seller Escrow Dispute Notice) within the foregoing thirty (30) day notice period that it objects to such application of the Escrow Amount, pursuant to the provisions of the Escrow Agreement, Escrow Agent shall hold the Escrow Amount in escrow until the rights of the Seller and Buyer with respect thereto have been agreed upon among Seller and Buyer (as evidenced by a certificate of such agreement executed by Seller and the chief financial officer of Buyer and Parent) or until such rights are finally determined by an arbitration panel in accordance with Section 8 of the Acquisition Agreement. Pursuant to the provisions of the Escrow Agreement, Escrow Agent may rely on any determination by any such arbitration panel. If any such arbitration panel shall determine that a portion of the Escrow Amount is to be delivered out of escrow, pursuant to the provisions of the Escrow Agreement, Escrow Agent shall, within five (5) business days following receipt of a copy of such determination, deliver to Seller out of escrow such amount. If Seller and Buyer agree upon the portion of the Escrow Amount that is to be delivered out of escrow to Seller, pursuant to the provisions of the Escrow Agreement, Escrow Agent shall, within five (5) business days following receipt of the certificate of such agreement executed by Seller and the chief financial officer of Buyer and Parent, deliver to Seller out of escrow such amount.

                      (iv) Parent and Buyer Obligations. It is the present intent of the Parties to develop and actively promote the business to be operated utilizing the Acquired Assets or to otherwise be operated by Buyer (the "New Business") to the mutual advantage of Parent, Buyer and Seller. Buyer and Parent agree to operate the New Business in the ordinary course of Parent's other businesses and to provide reasonable support to the development, sale and customer support of the services provided by Buyer in such areas as development, sales, marketing, quality assurance, contract administration, public relations, staffing and other direct business activities, all in accordance with Parent's standard practices and procedures for the allocation of such resources. However, the sale of the services provided by, and the operation of, the New Business shall be accorded no special status or priority by virtue of the earnout provisions or otherwise. In addition, the Parties acknowledge that the industry in which Buyer and Parent operate is characterized by rapidly changing technologies, evolving industry trends, frequent new product and service introductions, short product/service life-cycles and an evolving regulatory landscape and that Buyer and Parent must be able to react on a timely and cost-effective basis to meet changing customer requirements. Accordingly, except as provided in this Section 2(h) the operations of Buyer and Parent shall at all times be subject solely to the management control of Buyer and Parent. Without limiting the generality of the foregoing, except as specifically provided in this Section 2(h), Buyer and Parent shall not be required to (i) devote more resources to the development, sale, marketing of the services to be provided by the New Business or otherwise to be provided by Buyer and Parent than is, in the sole opinion of Buyer's and Parent's management, prudent in the context of Parent's and its affiliates' overall operations or (ii) seek to maximize revenues of Buyer if to do so, in the sole opinion of Buyer's and Parent's management, would have an adverse effect on Buyer's and Parent's profitability or strategic interests.

               (i) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., in Palo Alto, California, commencing at 10:00 a.m., within three business days following satisfaction of the Closing conditions set forth in Sections 6(a) and 6(b), or such other date as the Parties may mutually determine (the "Closing Date").

               (j) Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments and documents referred to in Section 6(a) below; (ii) Seller will execute, acknowledge (if appropriate) and deliver to Buyer (A) assignments of the Permits, Intellectual Property and Contracts (including Intellectual Property transfer documents), and (B) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request; (iii) Buyer and Seller will execute, acknowledge (if appropriate), and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit B-1 and the Bill of Sale and General Assignment of Assets in the form attached hereto as Exhibit B-2; and (iv) Buyer will deliver to Seller the consideration payable at Closing specified in Section 2(e) above.

        Simultaneously with such delivery, Seller will use its best efforts and take all action as may be necessary to put Buyer in possession and operating control of the Acquired Assets.

        At any time and from time to time after the Closing, at the request of Buyer and without further consideration, Seller and the Shareholders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

               (k) Allocation of Purchase Price. The Parties agree that the allocation of the Purchase Price for the Acquired Assets shall be as determined by the Parent within 90 days following the Closing Date, subject to the approval of Seller (which approval shall not be unreasonably withheld or delayed) and shall be binding on both parties. Seller and Buyer shall use such allocation in all Tax Returns.

        3. Representations and Warranties of Seller and Shareholders.

        Seller and each Shareholder jointly and severally represent and warrant to Parent and Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and, if different than the date of this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Letter accompanying this Agreement (the "Disclosure Letter").

               (a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Copies of the articles of incorporation and bylaws of Seller, as amended to date, have been delivered to Buyer and are accurate and complete.

               (b) Authorization of Transaction. Seller and the Shareholders have the power and authority to execute and deliver this Agreement and to perform their obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of Seller to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and the Shareholders and constitutes the legal, valid and binding obligation of Seller and the Shareholders, enforceable in accordance with its terms and conditions.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Seller, the Shareholders or the Acquired Assets is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, Lien, Security Interest or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Security Interest would not have a material adverse effect on the Acquired Assets, the Business or on the ability of Seller to consummate the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

               (d) Brokers' Fees. Neither Seller nor any Shareholder has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or Parent could become liable or obligated.

               (e) Title to Assets. Except as set forth in the Disclosure Letter, Seller has good and valid title to, or a valid and subsisting leasehold interest in, and the power to sell and assign as provided in Section 2 the Acquired Assets, free and clear of all Liens and Security Interests. The

Shareholders have good and valid title to and the power to lease to Buyer as provided in the Lease attached hereto as Exhibit H, free and clear of all Liens and Security Interests.

               (f) Sufficiency of Acquired Assets. The Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by Seller in the Business.

               (g) Capitalization and Subsidiaries. Seller has the capitalization (authorized and outstanding) set forth in the Disclosure Letter, and the only holders of the equity of Seller (or of any options, warrants or other rights or agreements to acquire any equity of Seller or any instruments convertible into equity of Seller) are the Shareholders. Seller does not have and has not ever had any Subsidiaries and Seller does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or, control of, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

               (h) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) the unaudited balance sheet as of December 31, 1998 and the related unaudited statements of income and cash flows for the twelve-month period then ended (the "Most Recent Fiscal Year End Financial Statements") and (ii) the unaudited balance sheet as of November 30, 1999 and the related unaudited statements of income and cash flows for the 11-month period then ended (the "Most Recent Financial Statements"). The Financial Statements fairly present the financial condition of the Seller as of the dates thereof and the results of operations for the periods covered thereby.

               (i) Indebtedness; Guarantees. Except as set forth in the Disclosure Letter, Seller has no indebtedness for money borrowed or for the deferred purchase price of property or services, capital lease obligations, conditional sale or other title retention agreements relating to the Acquired Assets ("Indebtedness"). Seller is not a guarantor or otherwise liable for any Liability or obligation of any other Person for any matter which relates to or affects or will affect the Acquired Assets.

               (j) Absence of Changes. Since the Most Recent Financial Statements date there has not been any adverse change in the business, financial condition, operations or results of operations of the Business or the Acquired Assets. Without limiting the generality of the foregoing, since that date:

                      (i) No party (including Seller) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving payments of more than $10,000, in the aggregate, relating to the Acquired Assets;

                      (ii) Seller has not made any capital expenditures (or series of related capital expenditures) relating to the Business or the Acquired Assets involving more than $10,000 singly or $25,000 in the aggregate;

                      (iii) Seller has not delayed or postponed the payment of accounts payable and other Liabilities relating to the Business or the Acquired Assets outside the Ordinary Course of Business;

                      (iv) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Acquired Assets involving payments of more than $10,000;

                      (v) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                      (vi) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement relating to the Business or the Acquired Assets;

                      (vii) Seller has not changed employment or compensation terms for any of the Employees or Key Employees;

                      (viii) There has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Acquired Assets or the Business; and

                      (ix) Seller has not accelerated the collection or conversion of accounts receivable or notes receivable relating to the Services by offering any incentive for such acceleration, including but not limited to prepayment discounts, allowances or enhancements; and

                      (x) Seller has not committed to do any of the foregoing.

               (k) Absence of Undisclosed Liabilities. There is no Liability and, to the Knowledge of Seller, there is no threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which could give rise to any Liability relating to the Business or the Acquired Assets (including, without limitation, any Liability relating to or arising out of the provision of Services prior to the Closing Date), except for Liabilities assumed pursuant to Section 2(c).

               (l) Legal and Other Compliance. Seller is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) the violation of which would have a material adverse effect on the Acquired Assets, the Business or the ability of Seller to consummate the transactions contemplated by this Agreement or conduct (in any state) a business similar to the Business with the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller or any Shareholder alleging any failure so to comply.

               (m) Taxes.

                      (i) Seller has timely filed all Tax Returns that it was required to file concerning the Business or the Acquired Assets. All Taxes owed by Seller concerning the Business or the Acquired Assets (whether or not shown on any Tax Return) have been paid. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return relating to the Business or the Acquired Assets. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it may be subject to taxation by that jurisdiction in respect of the Business or the Acquired Assets. There are no Security Interests in any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                      (ii) There is no dispute or claim concerning any Tax Liability relating to the Business or the Acquired Assets either (A) claimed or raised by any authority in writing or (B) as to which Seller has Knowledge based upon communication by any authorized agent of such authority. No Tax Returns filed with respect to the Business or the Acquired Assets have been audited.

               (n) Property, Plant and Equipment. Seller does not own any real property.

               (o) Intellectual Property.

                      (i) Seller owns all Intellectual Property.

                      (ii) To the Seller's Knowledge, the Seller has not infringed upon or misappropriated any intellectual property rights of third parties. Neither the Seller nor any officer (and employee with responsibility for Intellectual Property matters at Seller) of Seller has received any notice alleging any such infringement or misappropriation. To the Seller's Knowledge, no third party has infringed upon or misappropriated any Intellectual Property.

                      (iii) Seller's employees and consultants that have participated in the development of Intellectual Property have entered into employee or consulting agreements with Seller assigning all right, title and interest in the Intellectual Property therein to Seller. Pursuant to such agreements or applicable law, Seller collectively owns all of the right, title and interest of its employees and third party contractors and consultants to any Intellectual Property.

               (p) Contracts. Section 3(p) of the Disclosure Letter lists the following contracts and other agreements (including the Contracts listed on Schedule 2(a)(iii)) related to the Acquired Assets to which Seller is a party:

                      (i) Any agreement (or group of related agreements) for the lease of real property or personal property to or from any Person providing for lease payments in excess of $10,000 singly or $30,000 in the aggregate;

               (ii) Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $10,000 singly, or $50,000 in the aggregate;

               (iii) Any agreement concerning a partnership or joint venture;

               (iv) Any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed any Indebtedness in excess of $5,000 or under which it has imposed a Security Interest on any of the Acquired Assets;

               (v) Any agreement concerning confidentiality or noncompetition;

               (vi) Any contract or arrangement with any federal, state or local government agency;

               (vii) Any contract with customers or otherwise regarding the provision of the Services;

               (viii) Any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving payments of more than $10,000 relating to the Acquired Assets; and

               (ix) Any agreement that would limit Buyer's rights to provide the Services or any other services or select subcontractors or other parties to provide the Services on Buyer's behalf.

        Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid and binding and in full force and effect on Seller; (B) Seller is not and, to Seller's Knowledge, no other party is in breach or default in any material respect, and, to Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default in any material respect, or permit termination, modification or acceleration, under the agreement; and (C) to the Knowledge of the Seller, no party has repudiated any provision of the agreement.

               (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Acquired Assets.

               (r) Litigation. There are no judicial or administrative actions, claims, suits, proceedings or investigations pending or threatened that may result in any adverse change in the Business or the Acquired Assets or which may interfere with any part of the Business or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to Seller's and the Shareholders' Knowledge, no basis therefor exists. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller affecting the Business or the Acquired Assets under any federal, state or local law, except for such judgments, orders, decrees, citations, fines or penalties which would not have a material adverse effect on the Acquired Assets. Seller has never received any threat of any action, suit or claim for damages relating to the Business, the Acquired Assets or the Services.

               (s) Employees. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and has not been and is not engaged in any unfair labor practice as defined in the National Labor Relations Act, as amended, the violation of which could have a material adverse effect on the Acquired Assets. There is no unfair labor practice charge or complaint against Seller pending or threatened before the National Labor Relations Board. Seller is not a party to any collective bargaining agreement. No grievance which if successful, would have a material adverse effect on the Business or Acquired Assets nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no pending claims therefor have been made.

               (t) Employee Benefits.

                      (i) Section 3(t) of the Disclosure Letter contains an accurate and complete list of each Employee Benefit Plan, International Plan and Employee Agreement. Following the Closing, neither Parent nor Buyer will have any Liability or obligation arising out of any Employee Benefit Plan (including without limitation the Seller's Simple-IRA retirement plan), International Plan or Employee Agreement established or maintained by Seller for the benefit of past or present Employees of Seller, or to which Seller contributes, or any Liability on the termination of any such plan or agreement; and

                      (ii) Following the Closing, neither Parent nor Buyer will have any Liability or obligation for making payments or providing benefits of any kind (A) to Seller's Employees or former Employees who do not become Employees of Buyer or (B) with respect to Seller's Employees who become Employees of Buyer or Parent, payments or benefits relating to any period of employment or any event or occurrence prior to the Closing or any Employee Benefit Plan (including without limitation the Seller's Simple-IRA retirement plan), International Plan or Employee Agreement maintained or provided by Seller (including, without limitation, (1) as a result of the sale of the Acquired Assets or as a result of the termination by Seller of any Employees or decision by Buyer and Parent not to hire any such Employee, (2) any obligation to provide current or former Employees of Seller (including individuals who become former Employees by reason of the consummation of the transactions contemplated by this Agreement) COBRA continuation coverage or continuation coverage under any other comparable law (state or federal), (3) any Liability or obligation in respect of medical and other benefits for existing and future retirees of Seller and for claims made after Closing in respect of costs and expenses incurred prior to Closing, (4) any Liability or obligation in respect of work-related employee injuries or worker's compensation claims by current or former Employees of Seller, (E) any Liability or obligation in respect of employee bonuses payable to current or former Employees of Seller and (F) any Liability or obligation in respect of any severance payment or any other benefit due to Employees of Seller who do not become Employees of Buyer or Parent.

                      (iii) Except as set forth in Section 3(t)(iii) of the Disclosure Letter, no payment or benefit which will or may be made by the Seller or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

               (u) Insolvency. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any of the Acquired Assets are pending or, to the Knowledge of Seller, are threatened, and Seller has not made any assignment for the benefit of creditors, or taken any other action which would constitute the basis for the institution of such insolvency proceedings. Seller has, and upon consummation of the transactions contemplated by this Agreement will have, realizable assets that exceed its liabilities, and Seller is able, and upon consummation of the transactions contemplated by this Agreement will be able, to pay its debts and other obligations as they become due.

               (v) Subcontractors, Customers, Suppliers. Section 3(v) of the Disclosure Letter sets forth a complete and accurate list of (i) all the subcontractor or other currently existing agreements, arrangements or understandings pursuant to which third parties currently perform, or in the future shall or may perform, the Services on behalf of Seller, indicating the specific Service, existing contractual arrangements, if any, with each such subcontractor or service provider and the volume of Services performed, (ii) currently existing agreements or other arrangements or understandings pursuant to which Seller is obligated to or has the right to perform Services for any Person now or in the future, (iii) all the suppliers of materials or services for the Services and the Business, indicating the contractual arrangements for continued supply from such Person and (iv) all customers of the Business. All agreements relating to the Services are terminable at the election of Seller on not more than 30 days notice and none of such agreements provides that a subcontractor or any other Person has exclusive rights for any geographic area or for any Service.

               (w) Consents. Section 3(w) of the Disclosure Letter sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter, agreement or contract to which such consent relates, in connection with the transfer, assignment or conveyance by Seller of any of the Acquired Assets.

               (x) Permits. Section 3(x) contains a complete list of all Permits.

               (y) Interested Party Transactions. No officer, director or shareholder of Seller (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products that Seller furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, Seller, any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3(y).

               (z) Accounts Receivable. Seller has made available to Buyer a list of all accounts receivable of Seller as of the date of the Most Recent Financial Statements ("Accounts Receivable"), along with the number of days that have elapsed since each invoice. All Accounts Receivable of Seller arose in the Ordinary Course of Business. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made, and no dispute or refusal to pay has been communicated, with respect to any of such Accounts Receivable.

               (aa) Environmental Matters. Seller has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable local, state, or federal statute, rule, regulation, order or law. Seller has no obligation to investigate, remediate or take other action with respect to any Hazardous Material that is present on any Seller facility or other property as a result of any action or omission ( A) by the Seller, other than those obligations for which adequate reserves have been established on the Financial Statements or (B) by any Person other than Seller.

                      (i) No action, claim or proceeding is pending or, to the knowledge of the Seller or any Shareholder, threatened concerning any Seller facility or Seller's transportation, storage, use, manufacture, release or exposure of any employee or any other person to a Hazardous Material, and neither Seller nor any Shareholder is aware of any fact or circumstance that would be reasonably likely to impose any material environmental liability upon the Seller other than liabilities for which an adequate reserve has been established on the Financial Statements.

                      (ii) The Leased Premises, including without limitation the buildings, structures and improvements thereon, does not contain any: (i) underground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; (v) urea formaldehyde foam insulation; or (vi) septic tanks into which process wastewater or any Hazardous Materials have been disposed

               (bb) Insurance. Section 3(bb) of the Disclosure Schedule lists all insurance policies and fidelity bonds ("Insurance ") covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller. There is no claim by Seller pending under any of such Insurance as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance. All premiums due and payable under all such Insurance have been paid and Seller is otherwise in compliance with the terms of such Insurance (or other policies and bonds providing substantially similar insurance coverage). Such Insurance is adequate in amount, types and risks insured against in accordance with good judgment, Seller's past practices and normal trade practice in businesses similar to the Business of Seller. Seller has no Knowledge of any threatened termination of, or premium increase with respect to, any of such Insurance.

               (cc) Disclosure. Neither the representations and warranties contained in this Section 3 (including the Disclosure Letter) nor any certificate furnished or to be furnished by Seller to Buyer and Parent contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained in this
Section 3 (including the Disclosure Letter) not misleading. There is no material fact known to Seller relating to the Business or the Acquired Assets which may materially adversely affect the Acquired Assets which has not been disclosed in writing in this Agreement (including the Disclosure Letter) to Buyer.

               (dd) Share Acquisition Entirely for Own Account . This Agreement is made with Seller and the Shareholders in reliance upon the Seller's and the Shareholders' representation to Buyer and Parent, which by the Seller's and the Shareholders' execution of this Agreement the Seller and the Shareholders hereby confirm, that the Parent Shares to be acquired by the Seller and the Shareholders will be acquired for investment for Seller's and the Shareholders' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller and the Shareholders have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller and the Shareholders further represent that Seller and the Shareholders do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the shares of Parent Shares.

               (ee) Reliance Upon Seller's and the Shareholders' Representations . Seller and the Shareholders understand that the Parent Shares are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to section 4(2) thereof, and that the Company's reliance on such exemption is based on the Shareholders' representations set forth herein.

               (ff) Receipt of Information . Seller and the Shareholders acknowledge that they have received all the information they consider necessary or appropriate for deciding whether to acquire the Parent Shares, including without limitation Parent's most recent annual report on Form 10-K filed with the Securities and Exchange Commission and each quarterly report on Form 10-Q filed by Parent since its most recent fiscal year end. Seller and the Shareholders further represent that they have had an opportunity to ask questions and receive answers from Parent and Buyer regarding the business, properties, prospects and financial condition of Parent and to obtain additional information (to the extent Parent possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which they had access.

               (gg) Investment Experience . Seller and the Shareholders are experienced in evaluating and investing in securities and acknowledges that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment in the Parent Shares.

               (hh) Restricted Securities. Seller and the Shareholders understand that the Parent Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Shares or an available exemption from registration under the Securities Act, the Parent Shares must be held indefinitely. To the extent applicable, each certificate or other document evidencing any of the Parent Shares shall be endorsed with the following restrictive legend:

                    "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED
                UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED
                (1) ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, (2) UNLESS SOLD PURSUANT TO RULE 144 PROMULGATED UNDER SUCH ACT, (3) UNLESS IN THE OPINION OF COUNSEL TO THE TRANSFERRING SHAREHOLDER (WHICH SHALL BE REASONABLY SATISFACTORY TO THE ISSUER) SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE OR
                (4) UNLESS THE SALE IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE ACT."

                      Seller and the Shareholders covenant that, except to the extent such restrictions are waived by Parent, Seller and the Shareholders shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in such legend. Seller and the Shareholders may sell the Parent Shares in compliance with Rule 144 promulgated under the Securities Act without providing Parent or any of its representatives an opinion of counsel regarding such sale and with an opinion of counsel in reliance on any other exemption. Seller and the Shareholders agree-to provide Parent with notice of any sale of Parent Shares no later than ten (10) business days prior to any such sale. Each certificate evidencing the Parent Shares transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

        4. Representations and Warranties of Parent and Buyer.

        Parent and Buyer jointly and severally represent and warrant to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and, if different than the date of this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

               (a) Organization of Buyer. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

               (b) Authority for Agreement. Each of Parent and Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its respective obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of Parent and Buyer to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by Parent and Buyer of their respective obligations hereunder, and the consummation by Parent and Buyer of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Parent or Buyer is subject or any provision of their respective charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Parent or Buyer is a party or by which it is bound or to which any of its assets is subject, except where such violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have an adverse effect on the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement. Neither Parent nor Buyer needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

               (d) Brokers' Fees. Neither Parent nor Buyer has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

               (e) Consents. No consent or approval of any Person is required in connection with the acquisition by Buyer of any of the Acquired Assets or the payment by Buyer of the Purchase Price.

               (f) Shares of Common Stock. The Parent Shares, when issued and delivered to Seller in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

        5. Covenants.

        The Parties agree as follows:

               (a) General. During the period between the date of execution of this Agreement and the Closing Date, subject to the terms and conditions provided in this Agreement, each of the Parties will use its best efforts to take all action and to do all things reasonably necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

               (b) Notices and Consents. During the period between the date of execution of this Agreement and the Closing Date, Seller will give any notices to third parties, and will use its best efforts to obtain any third party consents, that are required to transfer the Acquired Assets to Buyer, and any other consent that Parent or Buyer may reasonably request.

               (c) Preservation of Business. During the period between the date of execution of this Agreement and the Closing Date, Seller will use its best efforts to keep the Business and the Acquired Assets intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, distributors, customers and employees and Seller shall not take any action which shall have material adverse effect on the Acquired Assets, the Business or on the ability of Seller to consummate the transactions contemplated by this Agreement.

               (d) Conduct of Business. During the period between the date of execution of this Agreement and the Closing Date, Seller shall not, without the prior written consent of Buyer (i) enter into any contracts with potential obligations in excess of $25,000 in the aggregate or contracts binding Seller for a period of time longer than 30 days; (ii) other than in the Ordinary Course of Business or as contemplated by this Agreement, pay any bonuses or make any salary or wage increases or other adjustments affecting Sellers' employees,
(iii) act or omit to act, or consent to any act or omission to act by another party, which will (with or without notice and/or the passage of time) cause a breach or violation of, or default under, any Contract or other commitments or other obligations adversely affecting the Acquired Assets or the Business or
(iv) other than in the Ordinary Course of Business consistent with past practice, assign, pay or otherwise transfer assets in aggregate value in excess of $25,000.

               (e) Full Access. During the period between the date of execution of this Agreement and the Closing Date, Seller will permit representatives of Parent and Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contacts, vendors, distributors, customers and documents of or pertaining to the Business or the Acquired Assets.

               (f) Notice of Developments. During the period between the date of execution of this Agreement and the Closing Date, each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentations, breach of warranty or breach of covenant.

               (g) Exclusivity. During the period between the date of execution of this Agreement and the Closing Date, Seller will not and will use its best efforts to cause Seller's Affiliates, directors, officers, employees, representatives and agents not to (i) solicit, encourage, initiate or participate in any negotiations or discussions with any third party with respect to any offer or proposal to acquire all or substantially all of the Acquired Assets whether by purchase of assets or otherwise; (ii) disclose to any third party any information concerning the Acquired Assets or the related properties, books or records except as may be required by law; or (iii) cooperate with any third party to make any proposal to acquire all or any part of the Acquired Assets, other than Inventory in the Ordinary Course of Business. Any Party receiving a formal or informal offer or proposal for such an acquisition (or an offer or proposal to enter negotiations therefor) shall immediately inform Buyer thereof (including the terms of such offer and identity of the offeror) and provide Buyer with copies of any documents relating thereto.

               (h) Employee Matters.

                      (i) Buyer intends to hire the employees listed on Exhibit E attached hereto (the "Continuing Employees"), including Thomas Chauvin and Vikki Chauvin (the "Key Employees"). Seller agrees to (i) cooperate with Buyer in Buyer's recruitment of the Continuing Employees, (ii) terminate the employment of the Continuing Employees with Seller at Closing and to pay any and all Liabilities relating to such termination, including, without limitation any payments and benefits due such Continuing Employees pursuant to accrued salary and wages, pension, retirement, savings, health, welfare and other benefits and severance payments or similar payments of the Continuing Employees and (iii) provide to each Continuing Employee any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including, without limitation COBRA. Buyer will offer to such Continuing Employees as part of its recruitment thereof compensation and benefits reasonably consistent with the compensation and benefits such Employees are provided by Seller; provided, however, Seller agrees to provide Buyer, within fifteen (15) days of Buyer's request, information pertaining to any Continuing Employee's compensation and benefits which such individual was an Employee of Seller.

                      (ii) After Closing, Seller will within 7 days of the Closing Date pay each Employee's accrued vacation through the Closing Date.

               (i) Simple-IRA(i). Prior to Closing, Seller agrees to terminate its Simple-IRA retirement plan or convert the Simple-IRA retirement plan to separate individual retirement accounts that are fully-vested and are held in the name of each participant prior to Closing.

               (j) Transfer Taxes. Seller shall promptly pay any sales, use, excise, value added or other Taxes that may be imposed on the transfer of the Acquired Assets hereunder, payment of which Taxes shall be the sole responsibility of Seller and the Shareholders but for which Buyer shall reimburse Seller for fifty percent (50%) of such Taxes.

               (k) Payment of Trade and Other Creditors. Seller shall comply with its obligation to satisfy amounts due to trade and other creditors of Seller.

               (l) Bulk Sales Compliance. Seller shall comply in all respects with the provisions of any so-called "bulk sales law" of any relevant jurisdiction in connection with the sale of the Acquired Assets to Buyer.

               (m) Cooperation in Parent Compliance with Disclosure Obligations. Seller and the Shareholders shall promptly provide to Parent and its agents all assistance reasonably requested by Parent in order to assist Parent in complying with its disclosure obligations under the Securities and Exchange Act of 1934, as amended, including without limitation Parents obligation to file certain financial statements regarding Seller's business and pro-forma financial statements regarding the businesses of Seller, Parent and Buyer. The assistance that Seller and the Shareholders shall provide shall include, without limitation, access to all Seller books, records and accounts, access to Seller's personnel and prompt response to requests for information by Parent and its agents.

        6. Conditions to Obligation to Close.

               (a) Conditions to Obligation of Parent and Buyer. The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (i) Representations and Warranties. The representations and warranties set forth in Section 3 above shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) when made and on and as of the Closing Date.

                      (ii) Performance by Seller. Seller and the Shareholders shall have performed and complied with all of its covenants, agreements and obligations hereunder in all material respects through the Closing.

                      (iii) Consents and Approval. Seller shall have procured all of the governmental approvals, consents or authorizations and third party consents specified in Section 3(w) and Section 5(b) above and this Agreement and the transactions contemplated hereby shall have been duly approved by 100% of the outstanding shares of Seller.

                      (iv) Lease Termination. Seller shall have terminated all leases (other than those listed on Schedule 2(a)(iii)), whether for real property, equipment or otherwise, and shall have paid all liabilities associated therewith, related to the Acquired Assets.

                      (v) Bank Debt Satisfied. Any and all obligations of Seller to commercial lending institutions shall have been repaid, all Liens or Security Interests encumbering the Acquired Assets shall have been released and copies of the documentation related thereto shall have been delivered to Buyer.

                      (vi) Absence of Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, including any such actions, suits or proceedings wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) prevent Buyer from owning the Acquired Assets (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                      (vii) Absence of Material Adverse Change. There shall not have occurred any material adverse change in the condition, financial or otherwise, business properties, assets or prospects of the Business relating to the Acquired Assets.

                      (viii) Opinion. Parent and Buyer shall have received from Seller a corporate opinion of Seale Daigle & Ross in form and substance satisfactory to Parent and Buyer, addressed to Parent and Buyer, and dated as of the Closing Date.

                      (ix) Certificates. Seller shall have delivered to Parent and Buyer a certificate to the effect that each of the conditions specified in Sections 6(a)(i)-(vii) are satisfied in all respects.

                      (x) Employment Agreements. The Key Employees shall have entered into employment agreements with Buyer in substantially the form of Exhibit F (the "Employment Agreements").

                      (xi) Non-Competition Agreements. Seller and the Shareholders shall have entered into a non-competition agreement with Parent and Buyer, in the form attached hereto as Exhibit G (the "Non-Competition Agreements").

                      (xii) Lease. The Shareholders shall have entered into with Buyer a lease agreement relating to the Leased Premises in substantially the form of Exhibit H (the "Lease").

               (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (i) Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) when made and on and as of the Closing Date;

                      (ii) Performance by Buyer. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                      (iii) Absence of Litigation. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                      (iv) Opinion. Seller shall have received from counsel to Parent and Buyer an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance satisfactory to Seller addressed to Seller and dated as of the Closing Date.

                      (v) Certificates. Parent and Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Sections 6(b)(i)-(iii) is satisfied in all respects.

        7. Indemnification.

               (a) Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that all covenants, agreements, statements, representations, warranties and indemnities made by Parent, Buyer, Seller and Shareholders in this Agreement, the Exhibits or Schedules hereto or in any document or instrument delivered by Parent, Buyer, Seller or a Shareholder pursuant to the provisions of this Agreement at or in connection with the Closing shall survive the Closing as follows:

                      (i) all representations, warranties, covenants and agreements of Seller and Shareholders in Section 3(m) or otherwise relating to the federal, state, local or foreign Tax obligations of the Seller with respect to the Tax Returns filed or required to be filed prior to or on the Closing Date ("Tax Matters") shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto, and with respect thereto.

                      (ii) all representations, warranties, covenants and agreements contained in the Lease, the Employment Agreements and the Non-Competition Agreements shall survive for the term specified therein;

                      (iii) all other representations, warranties, covenants and agreements contained in this Agreement, the Exhibits or Schedules hereto or in any document or instrument delivered by Parent, Buyer, Seller or a Shareholder pursuant to the provisions of this Agreement shall survive the Closing for a period of one hundred eighty
(180) days from the Closing Date;

                      (iv) notwithstanding 7(a)(i)-7(a)(iii), with respect to claims for fraud or a knowing, intentional or willful breach of a representation, warranty, covenant or agreement contained in this Agreement, the Exhibits or Schedules hereto or in any document or instrument delivered by Parent, Buyer, Seller or a Shareholder pursuant to the provisions of this Agreement, such representation, warranty, covenant or agreement shall survive until the end of the statute of limitations applicable to such claim; and

                      (v) the right of Buyer to recover Damages (as defined in Section 7(b)) on any claim shall not be affected by the termination of any representations, warranties, covenants and agreements as set forth above in subparagraphs 7(a)(i) through 7(a)(iv), provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) as a result of such claim has been given by the indemnified to the indemnifying party prior to such termination.

               (b) Indemnification of Parent and Buyer. Subject to the limitations expressed in Sections 7(a) and 7(d) and in accordance with the procedures set forth in Exhibit M hereto, from and after the Closing, Seller and the Shareholders shall jointly and severally indemnify and hold Parent and Buyer and Parent's and Buyer's directors, officers and affiliates (each a "Buyer Indemnitee") harmless from and against any liability, loss, cost, expense, claim, lien or other damage including, without limitation, reasonable attorney's fees and expenses (all of the foregoing items for purposes of this Agreement are referred to as "Damages"), resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to:

                      (i) the falsity or breach of any representation, warranty, covenant or agreement by Seller or the Shareholders herein or in the Schedules or Exhibits hereto or in any document or instrument delivered by Seller or a Shareholder pursuant to the provisions of this Agreement;

                      (ii) the assertion against Parent, Buyer, the Seller or the Shareholders or against any Buyer Indemnitee of any Damages created by or attributable to any unknown, undisclosed or contingent liability of the Seller or the Shareholders arising out of the Seller's or the Shareholders' conduct prior to the Closing; or

                      (iii) any Excluded Liability.

               (c) Indemnification of Seller and Shareholders. Subject to the limitations expressed in Sections 7(a) and 7(d) and in accordance with the procedures set forth in Exhibit M hereto, from and after the Closing, Parent and Buyer shall jointly and severally indemnify and hold Seller, the Shareholders and Seller's directors, officers and affiliates harmless from and against any Damages, resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to the falsity or breach of any representation, warranty, covenant or agreement by Parent or Buyer herein or in the Schedules or Exhibits hereto or in any document or instrument delivered by the Buyer pursuant to the provisions of this Agreement.

               (d) Maximum Liability. The Parent's and Buyer's, on the one hand, and Seller's and Shareholders', on the other hand, maximum liability under this Agreement shall be equal to the Purchase Price less the Purchase Price Adjustment (if any), provided, however, there shall be no maximum liability with respect to (i) knowing, intentional, willful or fraudulent breaches, (ii) claims by Parent, Buyer or any Buyer Indemnitee against Seller or any Shareholder relating to Tax Matters, (iii) claims by Parent, Buyer or any Buyer Indemnitee against Seller or any Shareholder relating to any Excluded Liability and (iv) claims by Parent, Buyer or any Buyer Indemnitee against Seller or any Shareholder relating to any covenant or agreement contained in a Non-Competition Agreement or Employment Agreement.

               (e) Offset Against the Note and Escrow. Parent, Buyer, Seller and the Shareholders agree that any claims by Parent or Buyer for indemnification under this Section 7 or other claims by Parent or Buyer under this Agreement or any agreement delivered pursuant to this Agreement shall (except for claims for equitable relief) be satisfied first by Buyer's offsetting the amount of any such claims against amounts payable by Buyer to Seller pursuant to the terms of the Note. If Parent or Buyer have made any claims for indemnification under this
Section 7 or other claims by Parent or Buyer under this Agreement or any agreement delivered pursuant to this Agreement (except for claims for equitable relief) that have not been satisfied at the time that Buyer is to make a payment to Sellers pursuant to Section 2(g)(iii), the amount of such claims may be offset against the amounts that Buyer is otherwise obligated to pay to Seller pursuant to Section 2(g)(iii). The offset provisions in this section 7(e) shall not limit Parent's or Buyer's right to full indemnification or other remedy. Buyer may refrain from affecting such an offset without in any way compromising, reducing or otherwise harming Buyer's right to full indemnification under this
Section 7 or other rights. In no case shall such an offset be construed as Parent's or Buyer's sole or exclusive remedy. Notwithstanding the other provisions of this Agreement (or the provisions of the Note) regarding the date of payment of the Note, Buyer shall not be obligated to pay that amount (or some portion thereof) payable under the Note that is necessary in the reasonable judgment of Parent (subject to the objection of the Seller and the subsequent arbitration of the matter in the manner provided in Section 8 hereof) to satisfy any unsatisfied claims existing prior to the payment date of the Note, as specified in any notice delivered to the Seller prior to payment date of the Note. As soon as all such claims have been resolved, as evidenced by written memorandum of the Seller and Buyer, the Buyer shall deliver to the Seller the remaining portion of the amounts due under the Note not required to satisfy such claims. Notwithstanding the provisions of Section 2(g) of this Agreement, Buyer and Escrow Agent shall not be obligated to pay that amount (or some portion thereof) of the Earnout Payment that is necessary in the reasonable judgment of Parent (subject to the objection of the Seller and the subsequent arbitration of the matter in the manner provided in Section 8 hereof) to satisfy any unsatisfied claims existing prior to the date on which the Earnout Payment would have otherwise been made, as specified in any notice delivered to the Seller prior to the date on which the Earnout Payment would have otherwise been made. As soon as all such claims have been resolved, as evidenced by written memorandum of the Seller and Buyer, the Buyer shall cause the Escrow Agent to deliver to the Seller the remaining portion of the amounts due under Section 2(g) not required to satisfy such claims.

        8. Resolution of Conflicts: Arbitration.

               (a) In the event of any dispute among the parties (or any party and any Person entitled to indemnification under Section 7) in connection with this Agreement, including without limitation, disputes over a claim pursuant to
Section 7, the parties to such dispute shall attempt in good faith to resolve the dispute. If no such resolution can be reached within 60 days of notice by one party to the dispute to the other, the dispute shall be resolved by final and binding arbitration before a three arbitrator panel conducted under the auspices of the American Arbitration Association. In order to invoke arbitration of the dispute, a party to the dispute may demand arbitration of the matter by delivering a letter to the other party stating such demand ("Demand Letter"), unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained (provided that the rights of any Person entitled to indemnification under Section 7 shall not be prejudiced by any delay in determining the amount of such claim) or all parties to the dispute agree to arbitration. Within ten (10) days after Demand Letter is delivered, the parties on each of the two sides to the dispute shall each select one arbitrator, and thereafter the two arbitrators so selected shall select a third arbitrator. The decision of the majority of the arbitrators as to the validity and amount of any claim pursuant to this Agreement shall be binding and conclusive upon the parties to this Agreement.

               (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Jose, California under the commercial rules then in effect of the American Arbitration Association. The costs of arbitration shall be borne by the party incurring such costs unless otherwise specified in certain other provisions of this Agreement.

        9. Confidentiality.

               Except as expressly provided in this Agreement, no party hereto shall disclose or use Confidential Information of any other party without the express written consent of the other party unless such disclosure is required by law. In the event that a party is required by law to disclose the Confidential Information of another party, it shall promptly notify the other party of such requirement so that the other party may seek an appropriate waiver or protective order. If, in the absence of a protective order or waiver, the party is, on the advice of counsel, compelled to disclose any Confidential Information, the party may disclose such information provided such party first uses its best efforts to obtain assurances from the tribunal or regulatory authority requiring disclosure that such disclosure will be as limited as possible under the circumstances. If and when the Closing occurs, Parent and Buyer shall have the right, except as prohibited by law, to require Seller and Shareholders to deliver or destroy all tangible embodiments (and all copies) of any Confidential Information relating to the Acquired Assets which are in Seller's or Shareholders' possession.

        10. Termination.

               (a) Termination of Agreement. Each of the Parties may terminate this Agreement as provided below.

                      (i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) Parent and Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller or any Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

                      (iii) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Parent or Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 2000, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

               (b) Effect of Termination. In the event of termination of this Agreement as provided in this Section 10, the terminating Party shall provide written notice of such termination to the other Party, the provisions of this Agreement shall forthwith become void, except that the agreements contained or referred to in Section 4(d) (Brokers; Finders); 8 (Resolution of Conflicts; Arbitration) and 9 (Confidentiality) and 10 (Termination) and 11 (Miscellaneous) shall survive. Understanding the foregoing, in the event of a termination of this Agreement by any Party hereto, nothing herein shall limit the remedies at law or in equity of any Party with respect to any breaches hereof by any other Party.

        11. Miscellaneous.

               (a) Press Releases and Public Announcements. Neither Seller nor any Shareholder shall issue any press release or make any public announcement relating to the existence of or subject matter of this Agreement prior to the Closing without the prior written approval of Parent or Buyer.

               (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and except for where Buyer has assumed the Assumed Liabilities (including, without limitation, any warranties).

               (c) Entire Agreement. This Agreement (including the documents referred to herein and attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more wholly-owned subsidiaries and (ii) designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder.

               (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery or (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Parent or Buyer:                    Copy to:
    Cholestech Corporation                    Wilson Sonsini Goodrich & Rosati
    3347 Investment Boulevard                 650 Page Mill Road
    Hayward, CA  94545-3808                   Palo Alto, CA 94304-1050
    Tel:  (510) 732-7200                      Tel:  (650) 493-9300
    Fax:  (510) 732-7227                      Fax:  (650) 493-6811
    Attention:  Chief Financial Officer       Attention:  Robert P. Latta, Esq.

If to Seller:                             Copy to:
    Health Net, Inc.                          Seale, Daigle & Ross
    207 West Thomas Street                    200 N. Cate Street, P.O. Drawer 699
    Hammond, LA 70401                         Hammond, LA 70404
    Tel: (504) 549-0894                       Tel: (504) 542-8500
    Fax: (504) 429-0664                       Fax: (504) 542-4111
    Attention: Thomas Chauvin                 Attention: T. Jay Seale, III, Esq.

If to Shareholders:                       Copy to:
    Health Net, Inc.                          Seale, Daigle & Ross
    207 West Thomas Street                    200 N. Cate Street, P.O. Drawer 699
    Hammond, LA 70401                         Hammond, LA 70404
    Tel: (504) 549-0894                       Tel: (504) 542-8500
    Fax: (504) 429-0664                       Fax: (504) 542-4111
    Attention: Thomas Chauvin                 Attention: T. Jay Seale, III, Esq.


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

               (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, Buyer, Seller and Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               (k) Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses, including any legal, accounting, investment banking and other professional services, costs and expenses, incurred in connection with the negotiation and/or effectuation of the transactions contemplated hereby shall be the obligation of the respective Party incurring such fees and expenses.

               (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

        "PARENT"                CHOLESTECH CORPORATION

                                /s/ WARREN E. PINCKERT II
                                ---------------------------------------------
                                Signature

                                Warren E. Pinckert II
                                ---------------------------------------------
                                Print Name

                                President
                                ---------------------------------------------
                                Title



        "BUYER"                 WellCheck Inc.

                                /s/ ANDREA J. TILLER
                                ---------------------------------------------
                                Signature

                                Andrea J. Tiller
                                ---------------------------------------------
                                Print Name

                                CFO
                                ---------------------------------------------
                                Title



        "SELLER"                HEALTH NET, INC.


                                /s/ THOMAS M. CHAUVIN
                                ---------------------------------------------
                                Signature

                                Thomas M. Chauvin
                                ---------------------------------------------
                                Print Name

                                President
                                ---------------------------------------------
                                Title


        "SHAREHOLDERS"          THOMAS M. CHAUVIN
                                ---------------------------------------------
                                Thomas M. Chauvin


                                VIKKI L. CHAUVIN
                                ---------------------------------------------
                                Vikki L. Chauvin

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

        "Acquired Assets" shall have the meaning set forth in Section 2(a).

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "Agreement" shall have the meaning set forth in the preamble above.

        "Acquired Assets" has the meaning set forth in Section 2(a).

        "Adjustment Certificate" has the meaning set forth in Section 2(f)(v).

        "Audit Dispute Notice" has the meaning set forth in Section 2(f)(ii).

        "Adjustment Payment Date" shall have the meaning set forth in Section 2(f)(vi).

        "Assumed Liabilities" shall have the meaning set forth in Section 2(c).

        "Adjusted Audited Earnings" shall mean the Audited Earnings, with the following adjustments:

                      (i) add back any reduction in net income for the Audit Period due to income taxes,

                      (ii) add back any reduction in net income for the Audit Period due to interest expense,

                      (iii) deduct any increase in net income for the Audit Period due to interest income,

                      (iv) adjust salary expense for the Audit Period attributable to Shareholders to $155,000 in the aggregate,

                      (v) adjust rent for the Audit Period with respect to the property located at 207 West Thomas Street, Hammond, LA 70401, to $30,000, and

                      (vi) add back any reduction in net income for the Audit Period due to expenses associated with the ownership of any vehicles included in the Excluded Assets, other than expenses for fuel and ordinary preventative maintenance.

        "Adjusted Earnout Payment Amount" shall have the meaning set forth in
Section 2(f)(v).

        "Audited Balance Sheet" shall have the meaning set forth in Section 2(f)(i).

        "Audited Earnings" shall mean the net income of Seller set forth in the Final Audited Income Statement.

        "Audited Income Statement" shall have the meaning set forth in Section 2(f)(i).

        "Audited Revenues" shall have the meaning set forth in Section 2(g)(iv).

        "Audit Period" has the meaning set forth in Section 2(f)(i).

        "Balance Sheet Adjustment" has the meaning set forth in Section
2(f)(iv).

        "Base Period Revenues" shall have the meaning set forth in Section 2(g)(iii).

        "Buyer" has the meaning set forth in the preamble above.

        "Buyer Indemnitee" shall have the meaning set forth in Section 7(b).

        "Buyer Escrow Instructions Certificate" has the meaning set forth in
Section 2(h)(i).

        "Business" means Seller's business of performing the Services.

        "Cash Purchase Price" has the meaning set forth in Section 2(e)(i).

        "Closing" has the meaning set forth in Section 2(i).

        "Closing Date" has the meaning set forth in Section 2(i).

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Confidential Information" means any and all proprietary and confidential information concerning the parties hereto including, without limitation, inventions, trade secrets, ideas, processes, formulas, source and object codes, data programs, other works of authorships, know-how, improvements, discoveries, developments, designs, techniques, sales and marketing plans, business plans, budgets and unpublished financial statements; provided, however, that "Confidential Information" shall not include any material or information that (i) has been made public by the party; (ii) becomes known to another party hereto prior to receipt from the party; (iii) is received by another party hereto without breach of this Agreement from a third party not under an obligation to maintain its confidentiality; (iv) has been independently developed by another party without the use of the other party's Confidential Information.

        "Continuing Employees" has the meaning set forth in Section 5(h).

        "Contracts" has the meaning set forth in Section 2(a)(iii).

        "Damages" shall have the meaning set forth in Section 7(b).

        "Demand Letter" shall have the meaning set forth in Section 8(a).

        "Disclosure Letter" has the meaning set forth in Section 3.

        "Earnings Adjustment" has the meaning set forth in Section 2(f)(iii).

        "Earnout Certificate" has the meaning set forth in Section 2(g)(i).

        "Earnout Dispute Notice" has the meaning set forth in Section 2(g)(ii).

        "Earnout Payment" has the meaning set forth in Section 2(g)(iv).

        "Earnout Payment Date" has the meaning set forth in Section 2(h)(i).

        "Earnout Performance" has the meaning set forth in Section 2(g)(i).

        "Earnout Period" has the meaning set forth in Section 2(g)(i).

        "Earnout Purchase Price" has the meaning set forth in Section 2(e)(iv).

        "Earnout Performance" has the meaning set forth in Section 2(g)(i).

        "Employee" means any current or former employee, consultant or director of the Seller or any Affiliate or the Buyer or any Affiliate, as applicable.

        "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Seller or any Affiliate and any Employee.

        "Employee Benefit Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Affiliate for the benefit of any Employee, or with respect to which the Seller or any Affiliate has or may have any liability or obligation.

        "Employment Agreements" has the meaning set forth in Section 6(a)(x).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Account" has the meaning set forth in Section 2(g)(iv).

        "Escrow Agent" has the meaning set forth in Section 2(g)(iv).

        "Escrow Agreement" has the meaning set forth in Section 2(g)(iv).

        "Excluded Assets" has the meaning set forth in Section 2(b).

        "Excluded Liability" has the meaning set forth in Section 24(d)(3).

        "Final Earnout Performance" shall have the meaning set forth in Section 2(g)(ii).

        "Financial Statements" has the meaning set forth in Section 3(h).

        "Final Audited Balance Sheet" shall have the meaning set forth in
Section 2(f)(ii).

        "Final Audited Income Statement" shall have the meaning set forth in
Section 2(f)(ii).

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Hazardous Materials" means any substance that is regulated or prohibited by any local, state or federal government authority or which has been designated by any such authority to be radioactive, toxic, hazardous or otherwise a danger to health or the environment.

        "Indebtedness" has the meaning set forth in Section 3(i).

        "Initial Purchase Price" shall have the meaning set forth in Section
2(e).

        "Insurance" has the meaning set forth in Section 3(bb).

        "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including Patents, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing: (i) that are owned, licensed or controlled in whole or in part by Seller and directly relate to Seller Assets or
(ii) that are used in or necessary to the Business.

        "International Employee Plan" shall mean each Employee Benefit Plan of the Seller or an Affiliate that has been adopted or maintained by the Seller or any Affiliate, whether informally or formally, or with respect to which the Seller or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

        "Inventory" means any inventory relating to the Business, including all related raw materials and supplies, manufactured and purchased parts, goods in process, finished goods and packaging.

        "IRS" shall mean the Internal Revenue Service.

        "Key Employees" has the meaning set forth in Section 5(h).

        "Knowledge" means actual knowledge after reasonable inquiry.

        "Later Acquired Assets" shall mean assets and businesses acquired (whether by asset purchase, merger or otherwise) by Buyer after the Closing Date but prior to the end of the Earnout Period from Persons other than the Seller or Shareholders, which purchased assets were used, prior to their acquisition, in the conduct of businesses similar to the Business.

        "Lease" has the meaning set forth in Section 6(a)(xii).

        "Leased Premises" means the building located at 207 West Thomas Street, Hammond, LA 70401.

        "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

        "Lien" means any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations and (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

        "Most Recent Financial Statements" has the meaning set forth in Section 3(h).

        "Most Recent Fiscal Year End Financial Statements" has the meaning set forth in Section 3(h).

        "New Business" has the meaning set forth in Section 2(h)(iv).

        "Non-Competition Agreements" has the meaning set forth in Section 3(a)(xi).

        "Note" has the meaning set forth in Section 2(e)(ii).

        "Note Purchase Price" has the meaning set forth in Section 2(e)(ii).

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).

        "Parent" has the meaning set forth in the preamble of the Agreement.

        "Parent Shares" has the meaning set forth in Section 2(e)(iii).

        "Parties" has the meaning set forth in the preamble of the Agreement.

        "Patent" means any: (i) United States or foreign patent, patent application, patent disclosure or other patent right; (ii) any division, continuation, continuation-in-part or similar extension of an application that is a Patent; and (iii) any patent or other patent right that issues or is based upon an application that is a Patent.

        "Permits" has the meaning set forth in Section 2(a)(iv).

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

        "Pro Rata Portion of Interest" shall have the meaning set forth in
Section 2(h)(i).

        "Purchase Price" has the meaning set forth in Section 2(e).

        "Purchase Price Adjustment" has the meaning set forth in Section
2(f)(vi).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "Seller" has the meaning set forth in the preamble above.

        "Seller Asserted Earnout Performance" shall have the meaning set forth in Section 2(g)(ii).

        "Seller Assets" means the assets, rights, agreements and operations that directly or indirectly relate to, are incorporated or embodied in, or are used in or necessary to the Business.

        "Seller Escrow Dispute Notice" has the meaning set forth in Section 2(h)(ii).

        "Services" means conducting tests and screening human patients for biological and physiological health parameters, including, but not limited to cholesterol levels, lipid profiles, liver function, blood glucose and osteoporosis.

        "Shareholders" has the meaning set forth in the preamble above.

        "Stock Purchase Price" has the meaning set forth in Section 2(e)(iii).

        "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Tangible Net Assets" means the assets of Seller reflected in the Final Audited Balance Sheet, including cash, accounts receivable (net of revenues), inventory (net of revenues), fixed assets (net of depreciation), deposits, but excluding goodwill, contracts, agreements, Intellectual Property and other intangible assets.

        "Tangible Net Assets Value" shall have the meaning set forth in Section 2(f)(iv).

        "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Trademarks" means any trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

        "Trading Day" means a day on which The Nasdaq Stock Market's National Market reports a closing price for the Parent's Common Stock.

        "Undisputed Earnout Payment" shall have the meaning set forth in Section 2(f)(v).